News Release

For immediate release

Contact: (Investors) (Media)

Eric Cremers Mark Benson

509-835-1521 509-835-1513

Potlatch Names Eric J. Cremers as Executive Vice President and Chief Financial Officer

SPOKANE, Wash.-February 27, 2012-Potlatch Corporation (NASDAQ:PCH) today announced that Eric J. Cremers, 48, has been named executive vice president and chief financial officer, effective March 1, 2012. In addition to his current role as chief financial officer, Cremers will assume responsibility for management of the company's timberlands in Idaho as well as responsibilities for harvest scheduling, science and technology support company-wide. These organizational changes are being implemented in advance of Brent Stinnett's planned retirement at year-end as the vice president, resource management.

"The Idaho timberlands are our largest and most valuable asset," said Mike Covey, president and chief executive officer. "This is an important role and Eric is well suited to take on additional operating responsibility." Resource management responsibilities in our other operating regions will also be re-assigned in preparation for Stinnett's departure.

Cremer's joined Potlatch in 2007 as vice president finance and chief financial officer after working for Albertsons as senior vice president, corporate strategy and business development. Prior to that, Cremers was managing director, investment banking for Piper Jaffray.

Cremers earned an MBA from the Harvard Business School and an engineering degree from the University of Kentucky.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.44 million acres of timberland in Arkansas, Idaho, and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. For more information about the company, visit our website at www.potlatchcorp.com.

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